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                                  EXHIBIT 99
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                    Press Release Dated September 12, 1997
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Date:     September 12, 1997

Contact:  Investor Relations Department
          (402) 390-6553


FOR IMMEDIATE RELEASE
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     Omaha, Nebraska (September 12, 1997) - Commercial Federal Corporation today announced that it has entered into a definitive agreement with First National Bank Shares, LTD (First National), parent company of First United National Bank and Trust Company (First United), headquartered in Great Bend, Kansas.

     In this transaction, Commercial Federal will acquire, through a tax-free reorganization, all outstanding shares of First National's common stock. Based on Commercial Federal's closing stock price on September 11, 1997, the transaction has an aggregate value of approximately $29.4 million.

     First National, through its subsidiary First United, operates seven branch offices in Kansas and has consolidated assets of approximately $153.8 million, deposits of approximately $132.1 million and stockholders' equity of approximately $10.6 million.

     "Commercial Federal is excited about the opportunity to serve four additional markets in west central Kansas. Along with our recently announced acquisition of Mid-Continent Federal Savings, Commercial Federal will have 40 branch offices and over 70 agencies across the state," said William A. Fitzgerald, chairman of the board and chief executive officer of Commercial Federal.
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     This acquisition, which will be accounted for as a purchase, is subject to regulatory approvals, First National stockholders' approval and other conditions and is expected to close during the first calendar quarter of 1998.

     Commercial Federal Corporation is the parent company of Commercial Federal Bank, which currently operates 107 branches in Nebraska (34), Colorado (20), Oklahoma (19), Kansas (27) and Iowa (7). In addition to retail banking, Commercial Federal operations include mortgage banking, consumer financing, insurance and stock brokerage.

     As of June 30, 1997, Commercial Federal had assets of approximately $7.1 billion and deposits of approximately $4.4 billion. Commercial Federal Corporation common shares are traded on the New York Stock Exchange under the symbol "CFB."